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                                                                      Exhibit 11


                              SECURITY FIRST CORP.
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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                                                                               Year Ended March 31,
                                                               -----------------------------------------------
                                                                  1998               1997              1996
                                                               ----------         ----------        ----------

BASIC:
 Net Income .........................................          $9,311,000         $6,410,000        $5,606,000
                                                               ==========         ----------        ==========
 Shares:
   Weighted average number of common shares
     outstanding ....................................           7,552,329          7,434,891         7,169,640
                                                                =========          =========         =========
 Basic earnings per share............................               $1.23              $0.86             $0.78
                                                                    =====              =====             =====


DILUTED:
  Net Income.........................................          $9,311,000         $6,410,000        $5,606,000
  Adjustment for interest expense on convertible
    subordinated debentures, net of tax..............             334,000            391,000           391,000
                                                               ----------         ----------        ----------
  Net income applicable to diluted shares............          $9,645,000         $6,801,000        $5,997,000
                                                               ==========         ==========        ==========
 Shares:
  Weighted average number of
    common shares outstanding........................           7,552,329          7,434,891         7,169,640
  Shares issuable from assumed exercise of
    stock options....................................             203,597            138,519           215,922
  Shares issuable from assumed conversion
    of convertible subordinated debentures...........             962,511          1,122,026         1,128,750
                                                               ----------         ----------        ----------
  Total diluted shares...............................           8,718,437          8,695,436         8,514,312
                                                               ==========         ==========        ==========

 Diluted earnings per share..........................               $1.11              $0.78             $0.70
                                                                    =====              =====             =====

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